EXHIBIT 11.1


                      COMPUTATION OF EARNINGS PER SHARE (1)

                                                                       Quarter Ended March 31,
                                                                         1997           1996
                                                                         ----           ----

Primary
-------
Weighted average common shares outstanding                            10,968,000      8,416,000
Net Loss after adjustment for preferred dividends
earned on JIS stock                                                    ($273,053)     ($248,512)
                                                                     ===========     ==========
Primary net loss per common share                                         ($0.02)        ($0.03)
                                                                     ===========     ==========
Fully diluted:
--------------
Weighted average common shares outstanding                            10,968,000      8,416,000
Net Loss after adjustment for preferred dividends
earned on JIS stock                                                    ($273,053)     ($248,512)
                                                                      ==========     ==========
Fully diluted net income per common share                                 ($0.02)        ($0.03)
                                                                      ==========     ==========


(1) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.

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